Filed pursuant to Rule 424(b)(5)

SEC File No. 333-143180

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
4.950% Global Notes due 2013	$1,000,000,000	99.916%	$2,990,340,000	$92,100
6.300% Global Notes due 2038	$2,000,000,000	99.559%

(1)	Pursuant to Rule 457(r), the total registration fee for this offering is $92,100.00
(2)	$48,076.20 has already been paid with respect to $3,566,000,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-118476, and were not sold thereunder. A filing fee of $44,024.00 is being paid in connection with this offering.

Prospectus Supplement

December 3, 2007

(To Prospectus dated May 23, 2007)

U.S.$3,000,000,000

AT&T Inc.

U.S.$1,000,000,000 4.950% Global Notes due 2013

U.S.$2,000,000,000 6.300% Global Notes due 2038

We will pay interest on the 4.950% global notes due 2013 (the “2013 Notes”) and the 6.300% global notes due 2038 (the “2038 Notes” and, together with the 2013 Notes, the “Notes”) on January 15 and July 15 of each year. The first such payment will be made on July 15, 2008.

We may redeem some or all of the Notes at any time at the “make-whole premium” price indicated under the heading “Description of the Notes—Optional Redemption of the Notes” beginning on page S-5 of this prospectus supplement. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2013 Note	Total	Per 2038 Note	Total
Initial public offering price	99.916%	$999,160,000	99.559%	$1,991,180,000
Underwriting discount	0.350%	$3,500,000	0.875%	$17,500,000
Proceeds, before expenses, to AT&T (1)	99.566%	$995,660,000	98.684%	$1,973,680,000

(1)	The underwriters have agreed to reimburse us for certain of our expenses. See “Underwriting.”

The initial public offering prices set forth above do not include accrued interest, if any. Interest on the Notes will accrue from December 6, 2007.

The underwriters expect to deliver the Notes through the facilities of The Depository Trust Company, Clearstream and Euroclear against payment in New York, New York on December 6, 2007.

Joint Book-Running Managers

Goldman, Sachs & Co.	JPMorgan	Wachovia Securities

Senior Co-Managers

Deutsche Bank Securities	Lehman Brothers	RBS Greenwich Capital

Co-Managers

Cabrera Capital Markets, LLC Mitsubishi UFJ Securities	CastleOak Securities, L.P. Morgan Stanley	Citi UBS Investment Bank

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document.

In this prospectus supplement, “we,” “our,” “us” and “AT&T” refer to AT&T Inc. and its consolidated subsidiaries.

Prospectus Supplement

SUMMARY OF THE OFFERING

Issuer	AT&T Inc. (formerly known as SBC Communications Inc.)

Securities Offered	U.S.$1,000,000,000 principal amount of 4.950% global notes due 2013 and U.S.$2,000,000,000 principal amount of 6.300% global notes due 2038.

Maturity Dates	January 15, 2013, at par, for the 2013 Notes.
January 15, 2038, at par, for the 2038 Notes.

Interest Rates

The 2013 Notes will bear interest from December 6, 2007 at the rate of 4.950% per annum and the 2038 Notes will bear interest from December 6, 2007 at the rate of 6.300% per annum, in each case payable semi-annually in arrears in two equal payments.

Interest Payment Dates	January 15 and July 15 of each year, commencing on July 15, 2008.

Optional Redemption

The Notes are redeemable at any time, in whole or in part, at a redemption price equal to their principal amount plus a “make-whole premium,” if any, and accrued and unpaid interest to the redemption date. See “Description of the Notes—Optional Redemption of the Notes.”

Markets	The Notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers. See “Underwriting.”

No Listing	The Notes are not being listed on any organized exchange or market.

Form and Settlement

The Notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company — known as DTC — as the depositary, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States), Clearstream Banking, Société Anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System (outside of the United States), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other hand, will be effected in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary.

Governing Law	The Notes will be governed by the laws of the State of New York.

USE OF PROCEEDS

The net proceeds to AT&T from the Notes offering will be approximately $2,969,340,000, after deducting underwriting discounts and commissions and estimated offering expenses. These proceeds will be used for general corporate purposes.

CAPITALIZATION

The following table sets forth the capitalization of AT&T as of September 30, 2007 and as adjusted solely to reflect the issuance of $3.0 billion of the Notes, net of the underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds as described under “Use of Proceeds” above assuming that all of the net proceeds from the sale of the Notes would be used for general corporate purposes. AT&T’s total capital consists of debt (long-term debt and debt maturing within one year) and shareowners’ equity. In November 2007, AT&T issued a zero-coupon senior note in an unregistered offering and received proceeds of $500 million which were used to repay short-term debt. The principal amount payable at stated maturity on November 27, 2022 is $1,030,000,000.

	As of September 30, 2007
	Actual	As adjusted
	(unaudited)	(unaudited)
	(in millions)
Long-term debt	$54,585	$58,085
Debt maturing within one year(1)	6,026	5,526
Shareowners’ equity:
Common shares ($1 par value, 7,000,000,000 authorized:issued 6,495,231,088)	6,495	6,495
Capital in excess of par value	91,534	91,534
Retained earnings	32,606	32,606
Treasury shares (422,763,321 at cost)	(14,411)	(14,411)
Other adjustments	(5,050)	(5,050)
Shareowners’ equity	$111,174	$111,174

Total Capitalization	$171,785	$174,785

(1)	Debt maturing within one year consists principally of the current portion of long-term debt, and commercial paper and other short-term borrowings.

DESCRIPTION OF THE NOTES

The following description of the general terms of the Notes should be read in conjunction with the statements under “Description of Debt Securities We May Offer” in the accompanying prospectus. If this summary differs in any way from the “Summary Description of the Securities We May Issue” in the accompanying prospectus, you should rely on this summary.

General

The Notes will be issued under our indenture with The Bank of New York, acting as trustee, as described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The Notes will be our unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under our indenture. The Notes will constitute two separate series under the indenture. We will issue the Notes in fully registered form only and in minimum denominations of $2,000 and integral multiples of $1,000 thereafter.

We may issue definitive notes in the limited circumstances set forth in “— Form and Title” below. If we issue definitive notes, principal of and interest on our notes will be payable in the manner described below, the transfer of our notes will be registrable, and our notes will be exchangeable for notes bearing identical terms and provisions, at the office of The Bank of New York, the paying agent and registrar for our notes, currently located at 101 Barclay Street, New York, New York 10286. However, payment of interest, other than interest at maturity, or upon redemption, may be made by check mailed to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. Notwithstanding this, (1) the depositary, as holder of our notes, or (2) a holder of more than $5 million in aggregate principal amount of notes in definitive form can require the paying agent to make payments of interest, other than interest due at maturity, or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions as long as the paying agent receives the instructions not less than ten days prior to the applicable interest payment date. The principal and interest payable in U.S. dollars on a note at maturity, or upon redemption, will be paid by wire transfer of immediately available funds against presentation of a note at the office of the paying agent.

For purposes of the Notes, a business day means a business day in The City of New York and London.

The 2013 Notes offered by this prospectus supplement will bear interest at the rate of 4.950% per annum. We will pay interest on our 2013 Notes in arrears on each January 15 and July 15, commencing on July 15, 2008, to the persons in whose names our 2013 Notes are registered at the close of business on the January 1 and July 1 preceding the respective interest payment date. The 2013 Notes mature on January 15, 2013.

The 2038 Notes offered by this prospectus supplement will bear interest at the rate of 6.300% per annum. We will pay interest on our 2038 Notes in arrears on each January 15 and July 15, commencing on July 15, 2008, to the persons in whose names our 2038 Notes are registered at the close of business on the January 1 and July 1 preceding the respective interest payment date. The 2038 Notes mature on January 15, 2038.

Optional Redemption of the Notes

The Notes of each series will be redeemable, as a whole or in part, at our option, at any time, on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of the Notes of that series. The redemption price will be equal to the greater of (1) 100% of the principal amount of the Notes of that series to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) for that series and 25 basis points for the 2013 Notes and 30 basis points for the 2038 Notes. In the case of each of clauses (1) and (2), accrued interest will be payable to the redemption date.

“Treasury Rate” means, with respect to any redemption date for a series of Notes, the rate per annum equal to the semiannual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes of the series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers, appointed by the trustee after consultation with AT&T.

“Comparable Treasury Price” means, with respect to any redemption date for a series of Notes, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for a series of Notes, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co., J.P. Morgan Securities Inc. and one other primary U.S. Government Securities dealer in the United States (a “Primary Treasury Dealer”) selected by Wachovia Capital Markets, LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Remaining Scheduled Payments” means, with respect to each Note of a series to be redeemed, the remaining scheduled payments of principal of and interest on the Note that would be due after the related redemption date but for the redemption. If that redemption date is not an interest payment date with respect to a Note, the amount of the next succeeding scheduled interest payment on the Note will be reduced by the amount of interest accrued on the Note to the redemption date.

On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent or the trustee money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date.

In the case of any partial redemption, selection of the Notes of a series will be made by the trustee by lot or by such other method as the trustee in its sole discretion deems to be fair and appropriate.

Form and Title

The Notes of each series will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, known as DTC, as the depositary, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States), Clearstream Banking, Société Anonyme, which we refer to as “Clearstream Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System (outside of the United States), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold these interests in customers’ securities accounts in the names of their respective U.S. depositaries on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream Luxembourg, and JPMorgan Chase Bank, N.A. will act as the U.S. depositary for Euroclear. Except under circumstances described below, the Notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in the global notes.

So long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee will be considered the sole owner or holder of the Notes represented by the global notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have Notes represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal and interest payments on Notes registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global notes. None of us, the trustee, any paying agent or registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to these beneficial interests.

We expect that the depositary for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interest in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants.

If the depositary is at any time unwilling or unable to continue as depositary for the global notes of a series and a successor depositary is not appointed by us within 90 days, we will issue Notes of that series in definitive form in exchange for the global notes of that series. We will also issue Notes in definitive form in exchange for the global notes if an event of default has occurred with regard to the Notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the Notes of a series represented by the global notes and, in that event, will issue Notes of that series in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of Notes represented by the global notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in minimum denominations of $2,000 and integral multiples of $1,000 thereafter, unless otherwise specified by us. Our definitive Notes can be transferred by presentation for registration to the registrar at its New York office and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

The Clearing Systems

DTC. The depositary has advised us as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to the depositary, the foregoing information with respect to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream Luxembourg. Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear. Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium as the “Euroclear operator.”

The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

Non-participants of Euroclear may hold and transfer book-entry interests in the securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the “Terms and Conditions Governing Use of Euroclear” and the related operating procedures of the Euroclear System, and applicable Belgian law, which are collectively referred to as the “terms and conditions.” The terms and conditions govern transfers of notes and cash within Euroclear, withdrawals of notes and cash from Euroclear, and receipts of payments with respect to notes in Euroclear. All notes in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to each series of Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in same-day U.S. dollar funds.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other hand, will be effected in DTC in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary. However, cross-market transactions will require delivery of instructions to the relevant international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to the respective U.S. depositary.

Because of time-zone differences, credits of notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. These credits or any transactions in the Notes settled during the processing will be reported to the relevant Clearstream Luxembourg or Euroclear participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although it is expected that DTC, Clearstream Luxembourg and Euroclear will follow the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue such procedures and such procedures may be changed or discontinued at any time.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes of each series such additional amounts as are necessary so that the net payment by us or a paying agent of the principal of and interest on the Notes of that series to a person that is a United States alien holder (as defined under the heading “United States Tax Considerations—United States Alien Holders” below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of the Notes of that series had no withholding or deduction been required.

Our obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary holder:

(a) is or was present or engaged in trade or business in the United States or has or had a permanent establishment in the United States;

(b) is or was a citizen or resident or is or was treated as a resident of the United States;

(c) is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or is or was a corporation that has accumulated earnings to avoid United States federal income tax; or

(d) is or was a “10-percent shareholder” of AT&T;

(2) to any holder that is not the sole beneficial owner of the Notes of that series, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of our notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by AT&T or a paying agent from the payment;

(5) to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

(7) to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or

(8) in the case of any combination of the above items.

The Notes of each series are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading “ — Payment of Additional Amounts” and under the heading “ — Redemption Upon a Tax Event,” we do not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

In particular, we will not pay additional amounts on any Note:

•

where withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Union Council Directive 2003/48/EC of June 3, 2003 on the taxation of savings income in the form of interest payments, or any law implementing or complying with, or introduced in order to conform to, that Directive; or

•

presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant global note to another paying agent in a member state of the European Union.

Redemption Upon a Tax Event

If (a) we become or will become obligated to pay additional amounts with respect to any Notes of a series as described herein under the heading “— Payment of Additional Amounts” as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, or (b) a taxing authority of the United States takes an action on or after the date of this prospectus supplement, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem, as a whole, but not in part, the Notes of that series on any interest payment date on not less than 30 nor more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption. However, we may determine, in our business judgment, that the obligation to pay these additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under the Notes of that series. No redemption pursuant to (b) above may be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading “— Payment of Additional Amounts” and we shall have delivered to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the Notes of that series pursuant to their terms.

Further Issues

We may from time to time, without notice to or the consent of the holders of either series of the Notes, create and issue further notes ranking equally and ratably with such series in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further Notes. Any further Notes will have the same terms as to status, redemption or otherwise as the Notes of the applicable series. Any further Notes shall be issued pursuant to a resolution of our board of directors, a supplement to the indenture, or under an officers’ certificate pursuant to the indenture.

Notices

Notices to holders of the Notes will be published in authorized newspapers in The City of New York and in London. It is expected that publication will be made in The City of New York in The Wall Street Journal and in London in the Financial Times. We will be deemed to have given this notice on the date of each publication or, if published more than once, on the date of the first publication.

Prescription Period

Any money that we deposit with the trustee or any paying agent for the payment of principal or any interest on any global note of any series that remains unclaimed for two years after the date upon which the principal and interest are due and payable will be repaid to us upon our request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the holder of the global note will be able to seek any payment to which that holder may be entitled to collect only from us.

Governing Law

The Notes will be governed by and interpreted in accordance with the laws of the State of New York.

UNITED STATES TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of owning the Notes we are offering. It applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

If you purchase Notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

Please consult your tax advisor concerning the consequences of owning these notes, in your particular circumstances, under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the United States federal income tax consequences to a United States holder. You are a United States holder if you are the beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” below.

Payments of Interest. You will be taxed on interest on your Note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of the Notes. Your tax basis in your Note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your Note equal to the difference between the amounts you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your Note. Capital gain of a non-corporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

United States Alien Holders

This subsection describes the United States federal income tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a Note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a Note:

•

we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, to you if, in the case of payments of interest:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

2.	you are not a controlled foreign corporation that is related to us through stock ownership, and

3.	the United States payor does not have actual knowledge or reason to know that you are a United States person and:

a.	you have furnished to the United States payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a United States alien holder that is an estate or trust, such forms certifying that each beneficiary of the estate or trust is) a non-United States person,

b.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the United States payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c.	the United States payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii.	a United States branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the Notes in accordance with United States Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d.	the United States payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to the United States payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e.	the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the Notes in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your Note.

Further, a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

United States Holders

In general, if you are a non-corporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your Note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your Note before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

United States Alien Holders

In general, if you are a United States alien holder, payments of principal, premium or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of Notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

1.	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

2.	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations; or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of Notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in United States Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of Notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

1.	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

2.	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the Notes indicated in the following table. Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are the representatives of the underwriters.

Underwriters	Principal Amount of 2013 Notes		Principal Amount of 2038 Notes
Goldman, Sachs & Co.	U.S.$	238,167,000	U.S.$	476,334,000
J.P. Morgan Securities Inc.		238,167,000		476,333,000
Wachovia Capital Markets, LLC		238,166,000		476,333,000
Deutsche Bank Securities Inc.		52,334,000		104,667,000
Lehman Brothers Inc.		52,333,000		104,667,000
Greenwich Capital Markets, Inc.		52,333,000		104,666,000
Cabrera Capital Markets, LLC		21,417,000		42,834,000
CastleOak Securities, L.P.		21,417,000		42,833,000
Citigroup Global Markets Inc.		21,416,000		42,833,000
Mitsubishi UFJ Securities International plc.		21,417,000		42,834,000
Morgan Stanley & Co. Incorporated		21,417,000		42,833,000
UBS Securities LLC		21,416,000		42,833,000

Total	U.S.$	1,000,000,000	U.S.$	2,000,000,000

The underwriters are committed to take and pay for all of the Notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.200% of the principal amount of the 2013 Notes and 0.500% of the principal amount of the 2038 Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.130% of the principal amount of the 2013 Notes and 0.330% of the principal amount of the 2038 Notes. If all the Notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Each of the underwriters has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the underwriting agreement.

Each underwriter has represented and agreed that it and each of its affiliates: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, known as “FSMA”) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to AT&T; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein, in addition to the member states of the European Union) which has implemented the Prospectus Directive (each a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by AT&T of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The Notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan, and each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly in Japan or to any resident of Japan, except pursuant to any exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws and regulations of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 257(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Whether the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000. The underwriters have agreed to reimburse certain of our estimated expenses, excluding underwriting discounts and commissions, in connection with this offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Certain of the underwriters are dealers under our commercial paper program and may receive proceeds from this offering.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of Notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations. Mitsubishi UFJ Securities International plc. is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the Notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

VALIDITY OF SECURITIES

Wayne Watts, Senior Executive Vice President and General Counsel of AT&T, is passing upon the validity of the Notes for us.

Sullivan & Cromwell LLP, New York, New York, is passing upon the validity of the Notes for the underwriters. Sullivan & Cromwell LLP from time to time performs legal services for us.

AT&T Inc.

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

AT&T Inc. from time to time may offer to sell debt securities, preferred stock, either separately or represented by depositary shares, and common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for common or preferred stock of the Company or debt or equity securities of one or more other entities. The common stock of the Company is listed on the New York Stock Exchange and trades under the ticker symbol “T”.

The Company may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 23, 2007.

Description of AT&T Inc.

AT&T Inc. (“AT&T”) is a holding company incorporated under the laws of the State of Delaware in 1983. Through our subsidiaries and affiliates, we provide wireline and wireless telecommunications services and equipment, directory advertising, and other products and services. Our principal executive offices are located at 175 E. Houston Street, San Antonio, Texas 78205-2233. Our telephone number is (210) 821-4105. We maintain an Internet site at the following location (which is not an active link): http://www.att.com.

Use of Proceeds

Unless otherwise specified in the prospectus supplement, we will use the proceeds from the sale of the securities to provide funds for general corporate purposes, among others.

Summary Description of the Securities We May Issue

We may use this prospectus to offer from time to time:

•

Senior debt securities. These debt securities may be convertible or exchangeable into preferred stock, depositary shares, common stock or equity securities of a third party issuer. They will be unsecured and will rank equally with all of our other unsubordinated and unsecured debt.

•

Preferred stock, par value $1.00 per share. The preferred stock may be convertible or exchangeable into other preferred stock, including depositary shares, common stock or equity securities of a third party issuer. We can offer different series of preferred stock with different dividend, liquidation, redemption and voting rights.

•	Depositary shares. We have the option of issuing depositary shares that would represent a fraction of a share of preferred stock.

•	Common stock, par value $1.00 per share.

In the case of securities that are exchangeable for securities of a third party issuer, the applicable prospectus supplement will give you more information about this issuer, the terms of its securities and the document in which they are described. Our securities include securities denominated in U.S. dollars, but we can choose to issue securities in any other currency, including the Euro.

A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these securities.

Description of Debt Securities We May Offer

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called the indenture. The indenture is a contract between us and The Bank of New York, which acts as trustee for you. The trustee has two main roles:

•

First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under “—Default and Related Matters—Remedies if an Event of Default Occurs”.

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your securities to new buyers and sending you notices.

We may issue as many distinct series of securities under the indenture as we wish. This section summarizes terms of the securities that are common to all series. Most of the financial terms and other specific terms of your series are described in the prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here. The prospectus supplement may also describe special federal income tax consequences of the debt securities.

This Section Is Only a Summary

This section and your prospectus supplement summarize all the material terms of the indenture and your debt securities. They do not, however, describe every aspect of the indenture and your debt securities.

The indenture and its associated documents, including your debt securities, contain the full text of the matters described in this section and your prospectus supplement. The indenture and the debt securities are governed by New York law. A copy of the indenture has been filed with the Securities and Exchange Commission, or SEC, as part of our registration statement. See “Where You Can Find More Information” below for information on how to obtain a copy. Section references in the description that follows relate to the indenture.

Legal Ownership of Debt Securities

We can issue debt securities in registered or bearer form or both, or in the form of one or more global securities. We refer to those who have debt securities registered in their own names on the books that we or our agent maintain for this purpose, or who hold bearer certificates representing bearer debt securities, as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as “indirect holders” of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue debt securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means debt securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

For registered debt securities, only the person in whose name a debt security is registered is recognized under the indenture as the holder of that debt security. Debt securities issued in global form will be issued in the form of a global security registered in the name of the depositary or its participants. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors in a book-entry security will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in “street name”. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—e.g., to amend the applicable indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the applicable indenture—we would seek approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Holders of Bearer Debt Securities

We will offer debt securities in bearer form only outside of the United States to non-U.S. persons. You generally are a non-U.S. person if you are not:

•	a citizen or resident of the United States;

•

a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

In addition, we may offer bearer securities to offices of some U.S. financial institutions who have offices located outside the United States. We will describe any special restrictions on the offer, sale and delivery of bearer debt securities and any special federal income tax considerations applicable to bearer debt securities in the prospectus supplement.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

A global security is a security that represents one or more debt securities and is held by a depositary. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominees. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain nonglobal certificates for his or her interest in the debt securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “—Legal Ownership of Debt Securities” above;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above under “—Legal Ownership of Debt Securities”.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults later under “—Default and Related Matters”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary—and not we or the trustee—is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 2.08(f) and (g))

In the remainder of this section “you” means direct holders and not “street name” or other indirect holders of securities, including holders of any securities that we issue as a global security. Indirect holders should read the previous subsection entitled “Legal Ownership of Debt Securities”.

Overview of Remainder of This Section

The remainder of this section summarizes:

•	Additional mechanics relevant to the securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights under several special situations, such as if we merge with another company, or if we want to change a term of the securities; and

•	Your rights if we default or experience other financial difficulties.

Additional Mechanics

Form, Exchange and Transfer

The securities will be issued:

•	in fully registered or in unregistered (bearer) form, or as a global security as described above; and

•

in denominations that are even multiples of $1,000 (Section 2.02(a)(8)), provided, however, that the securities will be issued in minimum denominations of $2,000 and integral multiples of $1,000 thereafter if so required by the securities exchange on which such securities are listed or traded.

You may have your securities broken into more securities of smaller denominations (but not into denominations smaller than any minimum denomination applicable to the securities) or combined into fewer securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange”. (Section 2.08(a))

If you are holding bearer securities and it is permitted by the terms of your series of debt securities, you may exchange bearer debt securities for an equal amount of registered or bearer debt securities of the same series and date of maturity. No bearer debt securities will be exchanged for registered securities if in doing so we would suffer adverse consequences under any U.S. law applicable to the exchange. Registered debt securities may not be exchanged for bearer debt securities.

You may exchange or transfer your securities at the office of the registrar. The registrar acts as our agent for registering securities in the names of holders and for transferring and exchanging securities, as well as maintaining the list of registered holders. The paying agent acts as the agent for paying interest, principal and any other amounts on securities and for exchanging securities. We have appointed The Bank of New York to perform the roles of registrar and paying agent. We may change these appointments to another entity or perform them ourselves. In order to exchange bearer securities, you have to deliver them to a paying agent outside the United States, together with all unmatured coupons for interest and all matured coupons in default. (Section 2.08(b))

We can designate additional registrars or paying agents, acceptable to the trustee, and they would be named in the prospectus supplement. We may cancel the designation of any particular registrar or paying agent. We may also approve a change in the office through which any registrar or paying agent acts. We must maintain a registrar and paying agent office in the Borough of Manhattan in New York City. If at any time we do not maintain a registrar or paying agent, the trustee will act as such. (Section 2.04)

There is no charge for exchanges and transfers. You will not be required to pay a service charge to transfer or exchange securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the registrar is satisfied with your proof of ownership. (Section 2.08)

At certain times, you may not be able to transfer or exchange your securities. If we redeem any series of securities, or any part of any series, then we may prevent you from transferring or exchanging these securities. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 2.08(d))

Replacing Your Lost or Destroyed Certificates

If you bring a mutilated certificate or coupon to the trustee, we will issue a new certificate or coupon to you in exchange for the mutilated one. Please note that the trustee may have additional requirements that you must meet in order to do this. (Section 2.09)

If you claim that a certificate or coupon has been lost, completely destroyed, or wrongfully taken from you, then the trustee will give you a replacement certificate or coupon if you meet the trustee’s requirements. Also, we may require you to provide reasonable security or indemnity to protect us from any loss we may incur from replacing your certificates or coupons. We may also charge you for our expenses in replacing your security. (Section 2.09)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the registrar’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “record date” and is stated in the prospectus supplement. (Section 2.05) Holders buying and selling securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sales price of the securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

We will pay interest, principal and any other money due on the securities at the corporate trust office of the trustee in New York City. That office is currently located at The Bank of New York, 101 Barclay Street, Floor 4 East, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. (Section 2.05)

“Street Name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents”. We may also choose to act as our own paying agent. We must notify you if we change the paying agents for any particular series of securities. (Section 2.04)

Payment of Bearer Securities

We will only pay interest on bearer debt securities when you present and surrender the coupons for the interest installments evidenced by the bearer securities as they mature. You have to present your coupons at a paying agency of AT&T located outside of the United States. We will maintain a non-U.S. paying agent for two years after the principal of a series of bearer debt securities has become due. We will continue to maintain the paying agent after that period, if it is necessary to comply with U.S. tax law or regulations. We will provide the paying agent with the necessary funds for payment upon reasonable notice. We generally will not make any payments in the United States. However, if payment outside of the United States is illegal or precluded by exchange controls or similar restrictions in a foreign country, we may instruct the trustee to make payments at a paying agent located in the United States. (Section 2.05(c))

You can prove your ownership of a bearer security by presenting the actual security, or a certificate or affidavit executed by the person holding the bearer security or executed by a depositary with whom the bearer securities were deposited, if the trustee is satisfied with the certificate or affidavit. (Section 2.07(b))

Notices

We and the trustee will send notices regarding the securities only to direct holders, using their addresses as listed in the trustee’s records. (Section 10.02)

Regardless of who acts as paying agent, all money we forward to a paying agent that remains unclaimed will, at our request, be repaid to us at the end of two years after the amount was due to the direct holder. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 8.03)

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless all the following conditions are met:

•

Where we merge out of existence or sell our assets, the other company may not be organized under the laws of a foreign country. It must be a corporation organized under the laws of a State or the District of Columbia or under federal law.

•	The company we merge into or sell to must agree to be legally responsible for our debt securities.

•

The merger, sale of assets or other transaction must not cause a default on the securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “—Default and Related Matters—Events of Default—What Is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. (Section 5.01)

Modification and Waiver of Your Contractual Rights

Under certain circumstances, we can make changes to the indenture and the securities. Some types of changes require the approval of each security holder affected, some require approval by a majority vote, and some changes do not require any approval at all. (Sections 9.01-9.06)

Changes Requiring Your Approval. First, there are changes that cannot be made to your securities without your specific approval. Following is a list of those types of changes:

•	reduce the percentage of holders of securities who must consent to a waiver or amendment of the indenture;

•	reduce the rate of interest on any security or change the time for payment of interest;

•	reduce the principal due on any security or change the fixed maturity of any security;

•	waive a default in the payment of principal or interest on any security;

•	change the currency of payment on a security;

•	in the case of convertible or exchangeable securities, make changes to your conversion or exchange rights that would be adverse to your interests;

•	change the right of holders to waive an existing default by majority vote;

•	reduce the amount of principal or interest payable to you following a default or change your conversion or exchange rights, or impair your right to sue for payment; and

•	make any change to this list of changes that requires your specific approval. (Section 9.02(a))

Changes Requiring a Majority Vote. The second type of change to the indenture and the securities is the kind that requires a vote in favor by security holders owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the securities. The same vote would be required for us to obtain a waiver of an existing default. However, we cannot obtain a waiver of a payment default unless we obtain your individual consent to the waiver. (Section 9.02(a))

Changes Not Requiring Your Approval. The third type of change does not require any vote by holders of securities. This type is limited to clarifications of ambiguous contract terms and other changes that would not adversely affect holders of the securities. (Section 9.01)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the securities were accelerated to that date because of a default.

•	For securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined on the date of original issuance of these securities.

Securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. A security does not cease to be outstanding because we or an affiliate of us is holding the security. (Section 2.10)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. However, the indenture does not oblige us to fix any record date at all. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date. (Section 9.02(b))

“Street Name” and other indirect holders, including holders of any securities issued as a global security, should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the securities or request a waiver.

Discharge of Our Obligations

We can fully discharge ourselves from any payment or other obligations on the securities of any series if we make a deposit for you with the trustee. The deposit must be held in trust for your benefit and the benefit of all other direct holders of the securities and must be a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the securities on their various due dates.

However, we cannot discharge ourselves from the obligations under any convertible or exchangeable securities, unless we provide for it in the terms of these securities and the prospectus supplement.

If we accomplish full discharge, as described above, you will have to rely solely on the trust deposit for repayment of the securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

We will indemnify the trustee and you against any tax, fee or other charge imposed on the U.S. government obligations we deposited with the trustee or against the principal and interest received on these obligations. (Sections 8.01-8.04)

Redemption

We May Choose to Redeem Your Securities

We may be able to pay off your securities before their normal maturity. If we have this right with respect to your specific securities, the right will be mentioned in the prospectus supplement. It will also specify when we can exercise this right and how much we will have to pay in order to redeem your securities.

If we choose to redeem your securities, we will mail written notice to you not less than 30 days prior to redemption, and not more than 60 days prior to redemption. Also, you may be prevented from exchanging or transferring your securities when they are subject to redemption, as described under “—Form, Exchange and Transfer” above. (Article 3)

Liens on Assets

The indenture does not restrict us from pledging or otherwise encumbering any of our assets and those of our subsidiaries.

Default and Related Matters

Ranking Compared to Other Creditors

The securities are not secured by any of our property or assets. Accordingly, your ownership of securities means you are one of our unsecured creditors. The securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. However, the trustee has a right to receive payment for its administrative services prior to any payment to security holders after a default.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “event of default” with respect to any series of securities means any of the following:

•	We fail to make any interest payment on a security when it is due, and we do not cure this default within 90 days.

•	We fail to make any payment of principal when it is due at the maturity of any security or upon redemption.

•

We fail to comply with any of our other agreements regarding a particular series of securities or with a supplemental indenture, and after we have been notified of the default by the trustee or holders of 25% in principal amount of the series, we do not cure the default within 90 days.

•	We file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs.

Remedies if an Event of Default Occurs

You and the trustee will have the following remedies if an event of default occurs:

Acceleration. If an event of default has occurred and has not been cured or waived, then the trustee or the holders of 25% in principal amount of the securities of the affected series may declare the entire principal amount of and any accrued interest on all the securities of that series to be due and immediately payable. An acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the securities of the affected series, if all events of default have been cured or waived. (Section 6.02)

Special Duties of Trustee. If an event of default occurs, the trustee will have some special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. (Section 7.01)

Other Remedies of Trustee. If an event of default occurs, the trustee is authorized to pursue any available remedy to collect defaulted principal and interest and to enforce other provisions of the securities and the indenture, including bringing a lawsuit. (Section 6.03)

Majority Holders May Direct the Trustee to Take Actions to Protect Their Interests. The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an “indemnity”. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 6.05)

Individual Actions You May Take if the Trustee Fails to Act. Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	During the 60-day period, the holders of a majority in principal amount of the securities of that series do not give the trustee a direction inconsistent with the request. (Section 6.06)

However, you are entitled at any time to bring an individual lawsuit for the payment of the money due on your security on or after its due date. (Section 6.07)

Waiver of Default

The holders of a majority in principal amount of the relevant series of debt securities may waive a default for all the relevant series of debt securities. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on your debt security, however, without your individual approval. (Section 6.04)

We Will Give the Trustee Information About Defaults Annually

Every year we will give to the trustee a written statement of one of our officers certifying that to the best of his or her knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 4.03)

The trustee may withhold from you notice of any uncured default, except for payment defaults, if it determines that withholding notice is in your interest. (Section 7.05)

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to make or cancel a declaration of acceleration.

Original Issue Discount Securities

The debt securities may be issued as original issue discount securities, which will be offered and sold at a substantial discount from their principal amount. Only a discounted amount will be due and payable when the trustee declares the acceleration of the maturity of these debt securities after an event of default has occurred and continues, as described under “—Remedies if an Event of Default Occurs” above.

Conversion of Convertible Debt Securities

Your debt securities may be convertible into our preferred stock, including depositary shares representing preferred stock, or common stock, or they may be exchangeable for equity securities of another issuer if the prospectus supplement so provides. If your debt securities are convertible or exchangeable, the prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The prospectus supplement would also include provisions regarding the adjustment of the number of shares of common stock or other securities you will receive upon conversion or exchange. In addition, the prospectus supplement will contain the conversion price or exchange price and mechanisms for adjusting this price. In the case of exchangeable debt securities, the prospectus supplement will set forth information about the issuer for whose securities you would exchange your debt, or where that information can be found.

We may not adjust the exchange or conversion price

Unless it is specified in the prospectus supplement, we will not adjust the exchange or conversion price of your debt securities for interest on your securities or for any dividends payable on the new securities you will receive. However, if you convert or exchange your securities between a regular record date for the payment of interest and the next following interest payment date, you must include funds equal to the interest that would be payable on your securities on this following interest payment date. We are not required to issue fractional shares of preferred stock, depositary shares or common stock, but, unless we otherwise specify in the prospectus supplement, we will pay you a cash adjustment calculated on the basis of the following:

•	for debt securities convertible into preferred stock or depositary shares, the liquidation preference of the series of preferred stock;

•	for common stock, the market value of the common stock; and

•	for exchangeable debt securities, the market value of the securities that you will exchange your securities for.

Tax Consequences

You may be deemed to have received a distribution that would be taxed as a dividend under U.S. federal income tax law in a number of circumstances where you receive a distribution that results in an adjustment of the conversion or exchange price of your securities. In other circumstances, if your conversion or exchange price will not be adjusted, that may result in a taxable dividend on the common stock or preferred stock that you will receive upon conversion or on the securities that were exchanged for debt securities.

Regarding the Trustee

We maintain banking relationships in the ordinary course of business with the trustee. The trustee is also the trustee under indentures with others of our subsidiaries.

Description of Preferred Stock

The following briefly summarizes the material terms of our preferred stock other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock we offer, which will be described in more detail in the prospectus supplement relating to that series. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. In addition, for each series of preferred stock, we will file a certificate of designations containing the specific terms of the series as an exhibit to the registration statement or we will incorporate it by reference before we issue any preferred stock.

General

We are authorized to issue up to 9,341,708 shares of preferred stock, par value $1.00 per share. Under our restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series. To establish a series of preferred stock our board must set the following terms:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series;

•	the qualifications, limitations or restrictions of the series; and

•	the variations as between each series.

Before we issue any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock. Stockholders will not need to approve these resolutions.

Terms Contained in Prospectus Supplement

A prospectus supplement will contain the dividend, liquidation, redemption and voting rights of a series of preferred stock. The prospectus supplement will describe the following terms of a series of preferred stock:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which we will issue the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the dates from which dividends will start to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights;

•	whether we have elected to offer depositary shares, as described below under “Description of Depositary Shares”; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights or restrictions.

No Preemptive Rights

The holders of preferred stock will have no preemptive rights to buy any additional shares. The preferred stock will be, when issued, fully paid and nonassessable. Neither the par value nor the liquidation preference can show you the price at which the preferred stock will actually trade on or after the date of issuance. The applicable prospectus supplement will describe some of the U.S. federal income tax consequences of the purchase and ownership of the series of preferred stock.

Description of Depositary Shares

We may offer depositary shares evidenced by depositary receipts. Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to those depositary shares.

We will describe the transfer agent for each series of preferred stock in the applicable prospectus supplement.

Description of Depositary Shares

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer. You should also read the deposit agreement relating to the particular series of preferred stock and the more detailed description of the deposit agreement in the prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

General

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement between us and a bank or trust company which we will select as our preferred stock depositary. The depositary must have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send you all reports and communications which we will deliver to the depositary and which we have to furnish to you.

The following is a summary of the deposit agreement. For more complete information, you should read the entire agreement and the depositary receipt. Directions on how to obtain copies of these are provided under “Where You Can Find More Information” below.

Depositary Receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement. We will either file the forms of deposit agreement and depositary receipt as exhibits to the registration statement of which this prospectus is a part, or we will incorporate them by reference into that registration statement.

While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle you to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.

Withdrawal of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares which you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. You will receive these distributions in proportion to the number of depositary shares you own. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make such a distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds it received from us for the preferred shares. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all your rights as holders of the depositary shares will cease, except that you will still be entitled to receive any cash payable upon the redemption and any money or other property to which you were entitled at the time of redemption.

Voting the Preferred Stock

How do you vote? The depositary will notify you of any upcoming vote and arrange to deliver our voting materials to you, if you are a holder of record at that time. The record date for determining if you are a holder of depositary shares is the same as the record date for the preferred stock. The materials you will receive will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct the depositary to vote the shares underlying your depositary receipts as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as you instruct. We agree to do anything the depositary asks us to do in order to enable it to vote as you instruct. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

Conversion or Exchange

What happens when we convert preferred stock into other securities, or exchange it for securities of another company? The depositary will convert or exchange all your depositary shares on the same day that the preferred stock underlying your depositary receipts is converted or exchanged. In order for the depositary to do so, we will need to deposit the other stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share,

•	plus all money and any other property represented by the depositary shares, and

•	including all amounts paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not yet been paid.

The following are some more terms of conversions and exchanges that you should keep in mind:

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other securities or property of us. Nevertheless, if so specified in the applicable prospectus supplement, you may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert the preferred stock represented by the depositary shares into other shares of preferred stock or common stock of us or to exchange the preferred stock for securities of another issuer. If you have this right, we have agreed that we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If you are only converting part of your depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that you do not convert or exchange.

Taxation

As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition,

•	no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement,

•

the tax basis of each share of preferred stock to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred stock, and

•

if you held the depositary shares as a capital asset at the time of the exchange for preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

Amendment and Termination of the Deposit Agreement

How may the deposit agreement be amended? We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without your consent at any time. However, if the amendment adds or increases fees or charges or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, and you continue to hold your depositary receipts, you are deemed to agree to the amendment and to be bound by the amended deposit agreement.

How may the deposit agreement be terminated? The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give you notice of termination not less than 30 days before the termination date. Once you surrender your depositary receipts to the depositary, it will send you the number of whole or fractional shares of the series of preferred stock underlying your depositary receipts.

Charges of Depositary and the Expenses

We will pay all transfer and other taxes and governmental charges in connection with the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred stock and any redemption. You will pay other transfer and other taxes and governmental charges and the charges that are expressly provided in the deposit agreement to be for your account.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement expressly limits our obligations and the obligations of the depositary to you. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement in good faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•

have no obligation to become involved in a lawsuit or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•	may rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. The resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Description of Common Stock

Our authorized share capital consists of 7,010,000,000 shares, of which 7,000,000,000 are common shares having a par value of $1.00 per share. As of March 31, 2007, 6,224,000,000 shares of common stock were outstanding. The common stock is listed on the New York Stock Exchange under the symbol “T”.

The following briefly summarizes the provisions of our restated certificate of incorporation and our bylaws that are important for you. Both documents are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you can obtain them as described below in “Where You Can Find More Information”.

You should note that some of the provisions of our restated certificate of incorporation and our bylaws may tend to deter any potential unfriendly tender offers or other efforts to obtain control of us. At the same time, these provisions will tend to assure continuity of management and corporate policies and to induce any persons seeking control or a business combination with us to negotiate on terms acceptable to our then-elected board of directors.

General

All outstanding shares of common stock are, and any shares of common stock offered will, when issued, be fully paid and nonassessable.

We typically do not issue physical stock certificates. Instead, we record evidence of your stock ownership solely on our corporate records. However, we will issue a physical stock certificate to you if you so request.

Holders of common stock do not have any conversion, redemption, preemptive or cumulative voting rights. In the event of our dissolution, liquidation or winding-up, common stockholders share ratably in any assets remaining after all creditors are paid in full, including holders of our debt securities and after the liquidation preference of holders of preferred stock has been satisfied.

The transfer agent for the common stock is Computershare Trust Company NA, P.O. Box 43078, Providence, Rhode Island 02940-3078.

Dividends

Common stockholders are entitled to participate equally in dividends when dividends are declared by our board of directors out of funds legally available for dividends.

Voting Rights

Each holder of common stock is entitled to one vote for each share for all matters voted on by common stockholders.

Election of Directors

Holders of common stock may not cumulate their votes in the election of directors. In an election of directors, each director must be elected by the vote of the majority of the votes cast with respect to that director’s election. If a nominee for director is not elected and the nominee is an incumbent director, such incumbent director must promptly tender his or her resignation to the board of directors, subject to acceptance by the board of directors. The Corporate Governance and Nominating Committee of the board of directors (the “Corporate Governance and Nominating Committee”) will make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. The Corporate Governance and Nominating Committee in making its recommendation and the board of directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. Any incumbent director who tenders his or her resignation following such failure to be elected will not participate in the recommendation of the Corporate Governance and Nominating Committee or the decision of the board of directors with respect to his or her resignation.

If the number of persons properly nominated for election as directors as of the date that is ten (10) days before the record date for the meeting at which such vote is to be held exceeds the number of directors to be elected, then the directors shall be elected by a plurality of the votes cast.

Other Matters

Except as regards the election of directors as described above, all other matters are determined by a majority of the votes cast, unless otherwise required by law.

Quorum

At least 40% of the shares entitled to vote at the meeting must be present in person or by proxy, in order to constitute a quorum.

Board of Directors

Our bylaws provide that all directors are required to stand for re-election every year. At any meeting of our board of directors, a majority of the total number of the directors constitutes a quorum.

Action without Stockholder Meeting

Our restated certificate of incorporation also requires that stockholders representing at least two-thirds of the total number of shares must sign a written consent for any action without a meeting of the stockholders.

Plan of Distribution

We may sell securities to purchasers directly, or through agents, dealers, or underwriters, or through a combination of any of those methods of sale.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

The securities may be sold by us or by one or more of our subsidiaries that previously acquired the securities from us, from other of our subsidiaries, from third parties or in the open market. Any such subsidiary may be deemed to be an underwriter under the Securities Act of 1933.

Through Agents

We and the agents designated by us may solicit offers to purchase securities. Agents that participate in the distribution of securities may be deemed underwriters under the Securities Act of 1933. We will name any agent that will participate in the distribution of the securities, and any commission we will pay to it will be described in the prospectus supplement. Any agent will be acting on a “best efforts” basis for the period of its appointment, unless we indicate differently in the prospectus supplement.

To Dealers

The securities may be sold to a dealer as principal. The dealer may then resell the securities to the public at varying prices determined by it at the time of resale. The dealer may be deemed to be an underwriter under the Securities Act of 1933.

To Underwriters

The securities may also be sold to one or more underwriters and we will then execute an underwriting agreement with them at the time of sale. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.

Convertible, Redeemable and Exchangeable Securities

If we choose to offer debt securities or preferred stock that is convertible, redeemable or exchangeable into or for third-party securities, we will identify in the applicable prospectus supplement:

•	the third party,

•	the third-party securities offered,

•

all documents filed by the third party pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 since the end of the third party’s last completed fiscal year, to the extent the third party is subject to the periodic reporting requirements of the Exchange Act, and

•	the document containing the description of the third-party securities.

We may enter into indemnification agreements with underwriters, dealers, agents and other persons participating in the distribution of securities, who will then be entitled to indemnification by us against some civil liabilities. The indemnification covers liabilities under the Securities Act.

Delayed Delivery Arrangements

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers from a number of institutions to purchase securities from us. We will indicate our intention to do this in the prospectus supplement. The contracts for these purchases will provide for payment and delivery on a future date or dates. These institutions include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others and must be approved by us. The obligations of purchasers under these contracts will be unconditional, except that:

•	at the time of delivery, the purchase of the securities shall not be prohibited under the laws of the jurisdiction of the purchaser, and

•	if the securities are also being sold to underwriters, we have to sell the securities not sold for delayed delivery to the underwriters.

The underwriters, dealers and other persons will not have any responsibility for the validity or performance of these contracts.

Validity of Securities

Unless otherwise indicated in the prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Mr. James D. Ellis, Senior Executive Vice President and General Counsel of AT&T Inc., and for any underwriters, dealers or agents by Sullivan & Cromwell LLP, New York, New York. As of May 22, 2007, Mr. Ellis owned less than 1% of the outstanding shares of AT&T. Sullivan & Cromwell LLP from time to time performs legal services for AT&T Inc.

Experts

The consolidated financial statements of AT&T Inc. incorporated by reference in AT&T’s Annual Report on (Form 10-K) for the year ended December 31, 2006 (including schedules appearing therein), and AT&T management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference therein which did not include an evaluation of the internal control over financial reporting of BellSouth Corporation (BellSouth) or AT&T Mobility LLC (formerly Cingular Wireless LLC), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of BellSouth and AT&T Mobility LLC from the scope of management’s assessment and such firm’s audit of internal control over financial reporting, included and incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information incorporated by reference is considered part of this prospectus, and any information we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents and information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our annual report on Form 10-K for the year ended December 31, 2006.

•	Our quarterly report on Form 10-Q filed on May 4, 2007.

•

Our current reports on Form 8-K filed on January 24, 2007, January 25, 2007, January 25, 2007, January 30, 2007, February 7, 2007, February 13, 2007, March 15, 2007, April 18, 2007, April 24, 2007 and April 30, 2007.

•	Our current reports on Form 8-K/A filed on January 25, 2007 and January 29, 2007.

•

Any other reports we file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act after the date of the first post-effective amendment to the registration statement and prior to effectiveness of that amendment.

•

Any documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering. If any statement in this prospectus conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

If you request them, we will provide you with a free copy of any of the above documents, including exhibits specifically incorporated by reference in those documents. You may make your request by calling us at (210) 351-3049, or by writing to us at the following address:

AT&T Inc.’s Specialist—External Reporting

AT&T Inc.

175 E. Houston Street

San Antonio, Texas 78205-2233

Where You Can Find More Information

As required by the Securities Act of 1933, we filed a registration statement (No. 333-#) relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. AT&T’s Internet address is http://www.att.com.

U.S.$3,000,000,000

AT&T Inc.

U.S.$1,000,000,000 4.950% Global Notes due 2013

U.S.$2,000,000,000 6.300% Global Notes due 2038

Prospectus Supplement

December 3, 2007

Joint Book-Running Managers

Goldman, Sachs & Co.	JPMorgan	Wachovia Securities

Senior Co-Managers

Deutsche Bank Securities	Lehman Brothers	RBS Greenwich Capital

Co-Managers

Cabrera Capital Markets, LLC Mitsubishi UFJ Securities	CastleOak Securities, L.P. Morgan Stanley	Citi UBS Investment Bank